EXHIBIT No. 99

News Release

Media Line: 410 234-7433
www.constellation.com

Constellation Generation Group	Constellation NewEnergy
Constellation Energy Commodities Group	BGE HOME
Baltimore Gas and Electric Company	Fellon-McCord & Associates
Constellation Energy Projects & Services Group

Media Contacts:

Robert L. Gould

Angelique Rewers

410 234-7433

Investor Contact:	Kevin Hadlock
410 783-3647

Constellation Energy Reports Strong Fourth Quarter and

Record Full Year 2005 Results

Sets guidance for 2006 earnings at $3.65 to $3.95 per share; Reaffirms
2007 guidance for earnings of $4.75 to $5.00 per share

BALTIMORE, Jan. 31, 2006 - Constellation Energy (NYSE: CEG) today reported adjusted earnings of $3.62 per share for 2005, up 16 percent from $3.12 per share in 2004. These record results exceeded the top end of the management’s guidance range of $3.35 to $3.60 per share. Adjusted earnings exclude the impact of special items and certain economic hedges that do not qualify for hedge accounting. On a GAAP basis, the company’s reported earnings were $3.47 per share, compared to $3.12 per share for 2004.

For the fourth quarter of 2005, adjusted earnings of $1.07 per share were up 51 percent from 71 cents per share in the same period last year. Reported GAAP earnings of $1.09 per share in the fourth quarter of 2005 compare to 76 cents per share in the fourth quarter of 2004.

The company established 2006 earnings guidance of $3.65 to $3.95 per share, and reaffirmed 2007 earnings guidance of $4.75 to $5.00 per share as a standalone company, before considering the effects of the planned merger with FPL Group. The company also expects its earnings per share outlook for 2008 as a standalone company to be 10 to 15 percent greater than 2007 earnings per share (EPS).

“As the company enters its next phase of growth and evolution, it is extremely gratifying to reflect on what our employees have achieved during the past four years,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “This team has created a leading competitive position that combines our superior risk management skills and intimate knowledge of physical energy logistics with an intense focus on meeting our customers’ needs. As a result, we are now in a position, through our proposed merger with FPL Group, to become an end-game player in a consolidating industry.

“In terms of our financial performance, we have achieved superior results leading to significantly enhanced shareholder value. Our adjusted earnings per share have grown nearly 50 percent since 2002, or 14 percent per year on average. Since this management team came together in November 2001, Constellation Energy shares have appreciated 159 percent. When considering the dividends that we have paid, this amounts to an average total return of nearly 29 percent per annum. Additionally, we have met or exceeded our earnings guidance for 17 consecutive quarters—a significant accomplishment that is indicative of our commitment to deliver what we promise.”

The following tables summarize adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provide a reconciliation to total company reported earnings:

	Three Months Ended December 31,
	2005			2004
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
DILUTED EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.22	$0.25	(1)	$0.17	$0.17
Merchant Energy	0.82	0.82	(2)	0.56	0.56	(3)
Other Nonregulated	—	—		(0.02)	(0.02)
Diluted Earnings Per Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	1.04	1.07		0.71	0.71
Income from Discontinued Operations	0.09	—		0.05	—
Cumulative Effects of Changes in Accounting Principles	(0.04)	—		—	—
Diluted Earnings Per Share	$1.09	$1.07		$0.76	$0.71

* Unaudited.

Prior period amounts reclassified to conform with the current period’s presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition for merger related costs of $0.03 per share.

(2) Addition for merger related costs of $0.06 per share and reduction to remove mark-to-market gains on non-qualifying hedges on fuel adjustment clauses and gas transportation contracts of $0.06 per share.

(3) Addition for workforce reduction costs of $0.03 per share and reduction to remove mark-to-market gains on non-qualifying hedges on fuel adjustment clauses and gas transportion contracts of $0.03 per share.

	Year Ended December 31,
	2005			2004
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
DILUTED EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.98	$1.01	(1)	$0.88	$0.88
Merchant Energy	2.39	2.60	(2)	2.48	2.30	(3)
Other Nonregulated	0.01	0.01		(0.08)	(0.06	)(4)
Diluted Earnings Per Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	3.38	3.62		3.28	3.12
Income (Loss) from Discontinued Operations	0.13	—		(0.16)	—
Cumulative Effects of Changes in Accounting Principles	(0.04)	—		—	—
Diluted Earnings Per Share	$3.47	$3.62		$3.12	$3.12

* Unaudited.

Prior year amounts reclassified to conform with the current year’s presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition for merger related costs of $0.03 per share.

(2) Addition for workforce reduction costs of $0.01 per share, merger related costs of $0.06 per share, and mark-to-market losses on non-qualifying hedges on fuel adjusment clauses and gas transportation contracts of $0.14 per share.

(3) Addition for workforce reduction costs of $0.03 per share and reduction to remove Synfuel tax credits recognized in 2004 associated with 2003 production at SC facility of $0.21 per share.

(4) Addition for net loss on sales of investments and other assets of $0.01 per share and impairment of a financial investment of $0.01 per share.

Baltimore Gas and Electric

Baltimore Gas and Electric Company (BGE) reported adjusted earnings of 25 cents per share in the fourth quarter of 2005, exceeding the top end of management’s guidance range of 17 cents to 22 cents per share, and up 8 cents per share, or 47 percent, over adjusted earnings from the fourth quarter of 2004. For the full year of 2005, BGE’s adjusted EPS was $1.01 compared to 88 cents in 2004. The strong year-over-year results were primarily driven by customer and usage growth and favorable weather conditions.

Merchant

On an adjusted basis, the merchant segment earned 82 cents per share during the fourth quarter of 2005, near the high end of our guidance range of 60 cents to 85 cents per share.  Compared to last year’s fourth quarter adjusted EPS of 56 cents, merchant earnings were up 26 cents. The 46 percent growth was largely driven by continued strong performance in wholesale competitive supply, both new business origination and backlog realization. Increased synfuel production also added to fourth quarter results. These positives were partially offset by stock option expense and other costs.

For the full year of 2005, adjusted EPS at the merchant segment was $2.60 per share, representing growth of 30 cents per share, or 13 percent, over 2004. Earnings benefited from significant growth in wholesale competitive supply, productivity gains, lower interest costs, the absence of coal delivery challenges in 2004, and higher synfuel production.  These positives were partially offset by a reduction of competitive transition charge (CTC) revenues, increased costs to serve Constellation NewEnergy electric customers in Texas, the absence of favorable bankruptcy settlement payments received by Constellation NewEnergy in 2004, lower accretion from our Ginna nuclear power plant, acquired in June 2004, and inflationary and other cost increases.

 “The success realized in 2005 was primarily driven by our fundamental growth building blocks—competitive supply and productivity,” said Shattuck. “Wholesale competitive supply enjoyed a banner year. New business origination was up 99 percent—with a healthy contribution from our prospering gas and coal businesses—adding $415 million to the backlog, which provides a solid base for future earnings. We achieved $90 million in pre-tax savings as the result of productivity improvements, exceeding our $80 million 2005 productivity target by $10 million. The majority of the productivity improvements came from our generation group, including $41 million in better management of planned nuclear outages and another $30 million due to our fleet management approach that reduced labor and material expenses. In 2006, we plan to deliver an incremental $40 million in productivity gains by leveraging our fleet management model and further reducing outage days.  Overall, we are poised to deliver on our promise that 2008 pre-tax earnings will be $150 to $180 million higher than 2003 pre-tax earnings due to productivity initiatives.”

Other Non-Regulated

Constellation Energy’s other non-regulated businesses reported breakeven adjusted earnings for the fourth quarter of 2005 compared with a loss of 2 cents per share in the fourth quarter of 2004. For the full year of 2005, the other non-regulated businesses reported adjusted EPS of 1 cent versus a loss of 6 cents per share in 2004, primarily due to the earnings contribution from Cogenex, the energy services business that the company acquired in the second quarter of 2005.

Constellation Energy / FPL Group Merger Update

Constellation Energy and FPL Group, Inc. (NYSE: FPL) announced on Dec. 19, 2005, a definitive merger agreement to create the nation’s largest competitive energy supplier and its second-largest electric utility portfolio. The transaction will create a company with combined 2005 annual revenues of $29 billion and $54 billion in total assets. The combined company will be named Constellation Energy.

“Through this proposed merger, we are bringing together two of the strongest and most successful companies in the industry,” said Shattuck. “This new platform will provide multiple channels for growth, primarily in the competitive energy marketplace, with a solid base of stable and growing earnings and cash flow from two of the nation’s top performing regulated utilities.”

Constellation Energy plans to complete the required regulatory filings and to file the joint proxy statement in the first quarter of 2006. To date, filings have been submitted to the Maryland Public Service Commission and the Nuclear Regulatory Commission. The companies expect to close the transaction in 2006.

The December 2005 Quarterly and Annual Financial Statements are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, and the impact of certain economic, non-qualifying hedges.

Constellation Energy has determined to exclude from adjusted earnings two categories of non-qualifying hedges: hedges against the Commodities Group New England fuel adjustment clauses and hedges on gas transportation contracts. The mark-to-market impact of these hedges was significant to reported results, but economically neutral to the company in that offsetting gains on underlying accrual positions will be recognized in the future.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of a business, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that these non-GAAP measures involve judgments by management (in particular, judgments as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings). These non-GAAP measures are also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items and economic, non-qualifying hedges due to the difficulty of doing so. The impact of special items and economic, non-qualifying hedges could be material to our operating results computed in accordance with GAAP.

SEC Filings

The company plans to file its 2005 Form 10-K on or about Feb. 23, 2006.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our Form 10-K under the forward-looking statements section.

Conference Call Jan. 31, 2006

Constellation Energy will host a conference call from 8 a.m. to 10 a.m. (EST) on Jan. 31, 2006, to review its fourth quarter and full year 2005 financial results.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call. The replay number is (866) 510-4830 (U.S.) or (203) 369-1939 (international).

A live audio webcast of the conference call, as well as presentation slides, will be available on the Investor Relations page of the company Web site at http://www.constellation.com/investors/index.asp. The reference to our Web site is an active textual reference and the contents of our Web site are not part of this press release.

Constellation Energy (http://www.constellation.com), a FORTUNE 200 company with 2005 revenues of $17.1 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of more than 100 generating units located throughout the United States, totaling approximately 12,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Addendum – Amounts Excluded from Adjusted EPS

	Calendar Year 2005			Q405
			Earnings	Earnings
	Income / (Expense)		(Loss)	(Loss)
	Pre-tax	After-tax	Impact	Impact
	(In millions)		(Per Share)	(Per Share)
Income from discontinued operations -
Other nonregulated international investments	$40.1	$20.6	$0.11	$0.09
Oleander generating facility	4.9	3.0	0.02	—
Total income from discontinued operations	$45.0	$23.6	$0.13	$0.09

Cumulative effects of changes in accounting -
FIN 47 Conditional Asset Retirement Obligations	$(12.3)	$(7.4)	$(0.04)	$(0.04)
FAS 123R Share-Based Payment	0.4	0.2	—	—
Total cumulative effects of changes in accounting	$(11.9)	$(7.2)	$(0.04)	$(0.04)

Nonqualifying Hedges -	$(41.2)	$(24.9)	$(0.14)	$0.06

Other special items -
Merger costs	$(17.0)	$(15.6)	$(0.09)	$(0.09)
Workforce reduction costs	(4.4)	(2.6)	(0.01)	—
Total other special items	$(21.4)	$(18.2)	$(0.10)	$(0.09)

Total amounts excluded from Adjusted EPS	$(29.5)	$(26.7)	$(0.15)	$0.02

Income from Discontinued Operations - after-tax gain of $23.6 million, or $0.13 per share

In the fourth quarter of 2005, we completed the sale of Constellation Power International Investments, Ltd., which included our interest in a Panamanian electric distribution facility, resulting in an after-tax gain of approximately $16.1 million.  During the first nine months of 2005, this operation had earnings of $4.5 million after-tax that have also been classified as income from discontinued operations.

In June 2005, we sold our Oleander generating facility, a four-unit peaking plant located in Florida, resulting in an after-tax loss of $(2.2) million.  This operation had earnings of $5.2 million after-tax that have been classified as income from discontinued operations.

Cumulative Effects of Changes in Accounting - after-tax charge of $(7.2) million, or $(0.04) per share

In the fourth quarter of 2005, we implemented two new accounting standards – FASB Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, and Statement of Financial Accounting Standards No. 123 Revised (FAS No. 123R), Share-Based Payment.  In connection with the adoption of FIN 47, we recorded a $(7.4) million after-tax charge for the cumulative effect of change in accounting principle and in connection with FAS No. 123R, we recorded a $0.2 million after-tax credit.

Non-qualifying Hedges – after-tax cost of $(24.9) million, or $(0.14) per share

In 2005, we recognized a $(24.9) million after-tax cost related to economic hedges that do not meet the criteria for hedge accounting under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and thus are required to be marked-to-market. These non-qualifying hedges relate to New England load fuel adjustment clauses (FAC) and gas transportation contracts. This mark-to-market loss is essentially a timing difference that is expected to be offset as we realize the related accrual contracts in future periods.

Merger Costs – after-tax charge of $(15.6) million, or $(0.09) per share

In the fourth quarter of 2005, we recorded a $(15.6) million after-tax charge relating to external costs associated with the execution of our merger agreement with FPL Group, Inc. We expect to incur additional expenses in 2006 in connection with our planned merger, which we will characterize as a special item.

Workforce Reduction Costs - after-tax charge of $(2.6) million, or $(0.01) per share

In the fourth quarter of 2004, we announced our plans to restructure the workforces of the Nine Mile Point and Calvert Cliffs nuclear generating stations in 2005. As a result of the restructuring, we were required to record in 2005 a $(2.6) million after-tax settlement charge for one of our qualified pension plans under FAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. This charge reflects recognition of the portion of deferred actuarial gains and losses associated with employees who were terminated as part of the restructuring or retired in 2005 and who elected to receive their pension benefit in the form of a lump-sum payment. In accordance with FAS No. 88, a settlement charge must be recognized when lump-sum payments exceed annual pension plan service and interest cost.

Additional Information

This communication is not a solicitation of a proxy from any security holder of FPL Group Inc. or Constellation Energy. Constellation Energy intends to file with the Securities and Exchange Commission a registration statement that will include the joint proxy statement/prospectus of Constellation Energy and FPL Group and other relevant documents to be mailed to security holders in connection with the proposed transaction. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FPL GROUP, INC., CONSTELLATION ENERGY AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to security holders of FPL Group and Constellation Energy seeking approval of the proposed transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the joint proxy statement/prospectus (when it becomes available) may be obtained free of charge from FPL Group Shareholder Services (700 Universe Blvd., P.O. Box 14000, Juno Beach, FL 33408-0420), or from Constellation Energy, Shareholder Services, 750 East Pratt St., Baltimore, MD 21202.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FPL Group, Constellation Energy and their respective directors and executive officers of FPL Group and Constellation Energy and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding FPL Group’s directors and executive officers is available in its proxy statement filed with the SEC by FPL Group on April 5, 2005, and information regarding Constellation Energy’s directors and executive officers is available in its proxy statement filed with the SEC by Constellation Energy on April 13, 2005. Information regarding J. Brian Ferguson, a director of FPL Group elected since the date of the filing of the 2005 definitive proxy statement, can be found in FPL Group’s filing on Form 10-Q dated Aug. 4, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$4,362.8	$2,545.7	$14,133.8	$9,563.7
Regulated electric revenues	453.1	424.0	2,036.5	1,967.6
Regulated gas revenues	343.2	251.1	961.7	755.1
Total revenues	5,159.1	3,220.8	17,132.0	12,286.4

Expenses
Fuel and purchased energy expenses	4,028.7	2,327.2	13,246.7	8,699.9
Operating expenses	579.6	440.3	1,918.9	1,736.8
Merger related transaction costs	17.0	—	17.0	—
Workforce reduction costs	0.5	9.7	4.4	9.7
Depreciation and amortization	134.8	129.6	542.2	505.7
Accretion of asset retirement obligations	15.9	15.1	62.1	53.2
Taxes other than income taxes	73.2	63.4	282.6	255.9
Total expenses	4,849.7	2,985.3	16,073.9	11,261.2
Income from Operations	309.4	235.5	1,058.1	1,025.2
Other Income	19.8	10.2	62.8	25.3
Fixed Charges
Interest expense	76.8	77.9	306.9	324.4
Interest capitalized and allowance for borrowed funds used during construction	(2.4)	(2.8)	(10.0)	(10.8)
BGE preference stock dividends	3.3	3.3	13.2	13.2
Total fixed charges	77.7	78.4	310.1	326.8
Income from Continuing Operations Before Income Taxes	251.5	167.3	810.8	723.7
Income Tax Expense	65.3	41.1	204.1	156.9
Income from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	186.2	126.2	606.7	566.8
Income (Loss) from discontinued operations, net of income taxes of $9.4, $0.2, $21.4, and $(11.2), respectively	16.2	8.7	23.6	(27.1)
Cumulative effects of changes in accounting principles, net of income taxes of ($4.7)	(7.2)	—	(7.2)	—
Net Income	$195.2	$134.9	$623.1	$539.7
Earnings Applicable to Common Stock	$195.2	$134.9	$623.1	$539.7

Average Shares of Common Stock Outstanding - Basic	177.4	176.0	177.5	172.1
Average Shares of Common Stock Outstanding - Diluted	179.9	177.2	179.7	173.1

Earnings Per Common Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles - Basic	$1.05	$0.72	$3.42	$3.30
Income (Loss) from discontinued operations - Basic	0.09	0.05	0.13	(0.16)
Cumulative effects of changes in accounting principles - Basic	(0.04)	—	(0.04)	—
Earnings Per Common Share - Basic	$1.10	$0.77	$3.51	$3.14

Earnings Per Common Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles - Diluted	$1.04	$0.71	$3.38	$3.28
Income (Loss) from discontinued operations - Diluted	0.09	0.05	0.13	(0.16)
Cumulative effects of changes in accounting principles - Diluted	(0.04)	—	(0.04)	—
Earnings Per Common Share - Diluted	$1.09	$0.76	$3.47	$3.12

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31, 2005	December 31, 2004
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$813.0	$706.3
Accounts receivable (net of allowance for uncollectibles of $47.4 and $43.1, respectively)	2,727.9	1,979.3
Fuel stocks	489.5	298.3
Materials and supplies	197.0	203.8
Mark-to-market energy assets	1,339.2	567.3
Risk management assets	1,244.3	471.5
Unamortized energy contract assets	55.6	37.2
Other	555.3	225.7
Total current assets	7,421.8	4,489.4
Investments And Other Assets
Nuclear decommissioning trust funds	1,110.7	1,033.7
Investments in qualifying facilities and power projects	306.2	318.4
Regulatory assets (net)	154.3	195.4
Goodwill	147.1	144.8
Mark-to-market energy assets	1,089.3	359.8
Risk management assets	626.0	306.2
Unamortized energy contract assets	141.2	80.1
Other	410.6	332.7
Total investments and other assets	3,985.4	2,771.1
Property, Plant And Equipment
Nonregulated property, plant and equipment	8,580.8	8,638.4
Regulated property, plant and equipment	5,520.5	5,412.7
Nuclear fuel (net of amortization)	302.0	264.3
Accumulated depreciation	(4,336.6)	(4,228.8)
Net property, plant and equipment	10,066.7	10,086.6
Total Assets	$21,473.9	$17,347.1

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$0.7	$—
Current portion of long-term debt	491.3	480.4
Accounts payable and accrued liabilities	1,667.9	1,424.9
Customer deposits and collateral	458.9	223.8
Mark-to-market energy liabilities	1,348.7	559.7
Risk management liabilities	483.5	304.3
Unamortized energy contract liabilities	489.5	67.2
Deferred income taxes	151.4	95.0
Accrued expenses and other	780.4	507.1
Total current liabilities	5,872.3	3,662.4
Deferred Credits And Other Liabilities
Deferred income taxes	1,180.8	1,303.3
Asset retirement obligations	908.0	825.0
Mark-to-market energy liabilities	912.3	315.0
Risk management liabilities	1,035.5	472.2
Unamortized energy contract liabilities	1,118.7	86.2
Postretirement and postemployment benefits	382.6	375.3
Net pension liability	401.4	269.7
Deferred investment tax credits	64.1	71.2
Other	101.0	145.8
Total deferred credits and other liabilities	6,104.4	3,863.7
Long-Term Debt
Long-term debt of nonregulated businesses	3,406.6	3,800.5
Long-term debt of BGE	1,204.3	1,245.9
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(8.0)	(10.5)
Current portion of long-term debt	(491.3)	(480.4)
Total long-term debt	4,369.3	4,813.2
Minority Interests	22.4	90.9
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	2,620.8	2,502.5
Retained earnings	2,810.2	2,425.9
Accumulated other comprehensive income (loss)	(515.5)	(201.5)
Total common shareholders’ equity	4,915.5	4,726.9
Total Liabilities And Equity	$21,473.9	$17,347.1

Certain prior-year amounts have been reclassified to conform with the current year’s presentation.

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics (Unaudited)

	Year Ended December 31,
	Nuclear	Coal	Oil	Hydro & Gas	Other	Total
Generation by Fuel Type (%)
2005	52.2	30.1	1.3	14.6	1.8	100.0
2004	52.4	31.7	1.6	12.2	2.1	100.0

Thousands of MWH
2005	31,426	18,125	770	8,853	1,080	60,254
2004	28,999	17,541	877	6,791	1,137	55,345

Utility Operating Statistics (Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2005	2004	2005	2004

ELECTRIC
Revenues (In Millions)
Residential	—with househeating	$105.6	$95.4	$417.4	$406.0
	—other	128.6	119.2	649.2	609.8
	—total	234.2	214.6	1,066.6	1,015.8
Commercial	—excluding delivery service	161.9	151.9	722.1	708.9
	—delivery service	24.2	25.8	107.5	78.6
Industrial	—excluding delivery service	11.9	12.2	52.8	92.3
	—delivery service	6.6	6.1	28.0	21.3
System Sales		438.8	410.6	1,977.0	1,916.9
Other		14.3	13.4	59.5	50.8
Total		$453.1	$424.0	$2,036.5	$1,967.7
Sales (In Thousands) - MWH
Residential	—with househeating	1,504	1,379	5,687	5,633
	—other	1,716	1,583	8,075	7,680
	—total	3,220	2,962	13,762	13,313
Commercial	—excluding delivery service	1,864	1,857	7,847	9,286
	—delivery service	1,859	1,730	7,967	5,767
Industrial	—excluding delivery service	149	160	614	1,429
	—delivery service	752	658	3,122	2,562
Total System Sales		7,844	7,367	33,312	32,357
GAS
Revenues (In Millions)
Residential	—excluding delivery service	$214.1	$145.1	$558.5	$478.0
	—delivery service	6.5	4.2	23.2	14.2
	—total	220.6	149.3	581.7	492.2
Commercial	—excluding delivery service	65.7	37.2	174.4	135.4
	—delivery service	9.6	8.3	31.9	28.0
Industrial	—excluding delivery service	4.0	2.4	10.5	9.4
	—delivery service	3.7	2.3	12.4	7.8
System Sales		303.6	199.5	810.9	672.8
Off-System Sales		40.6	48.6	154.7	77.2
Other		1.7	1.5	7.2	7.0
Total		$345.9	$249.6	$972.8	$757.0
Sales (In Thousands) - DTH
Residential	—excluding delivery service	12,053	11,339	39,107	39,080
	—delivery service	1,602	1,655	5,423	6,053
	—total	13,655	12,994	44,530	45,133
Commercial	—excluding delivery service	4,143	3,603	14,133	13,248
	—delivery service	6,792	9,745	28,993	34,120
Industrial	—excluding delivery service	290	230	921	865
	—delivery service	5,430	3,408	19,357	14,310
System Sales		30,310	29,980	107,934	107,676
Off-System Sales		2,708	5,909	17,209	9,914
Total		33,018	35,889	125,143	117,590

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating/Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days	— Actual	1,751	1,628	4,880	4,739
	— Normal	1,698	1,697	4,752	4,775
Cooling Degree Days	— Actual	30	7	925	838
	— Normal	25	25	847	843

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Year Ended December 31,
	2005	2004

Ratio of Earnings to Fixed Charges	3.38	3.02

Effective Tax Rate	24.8%	21.3%

Equity Investment In Nonregulated Businesses — End of Period	$3,320.5	$3,188.9

Equity Investment In Regulated Business — End of Period	$1,595.0	$1,538.0

Prior-year statistics have been adjusted for discontinued operations.

Common Stock Data

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Common Stock Dividends - Per Share
—Declared	$0.335	$0.285	$1.340	$1.140
—Paid	$0.335	$0.285	$1.290	$1.115

Market Value Per Share
—High	$62.60	$44.90	$62.60	$44.90
—Low	$50.40	$39.90	$43.01	$35.89
—Close	$57.60	$43.71	$57.60	$43.71

Shares Outstanding—End of Period (In Millions)	178.3	176.3	178.3	176.3

Book Value per Share—End of Period	$27.57	$26.81	$27.57	$26.81